FIRSTFED AMERICA BANCORP, INC. Announces Record $0.34 Second Quarter EPS and $0.13 Per Share Dividend

Swansea, Mass. (October 21, 2003): FIRSTFED AMERICA BANCORP, INC. (Amex: FAB) (the "Company"), today announced diluted earnings per share ("EPS") of $0.34 for the second quarter of fiscal year 2004, compared to $0.34 per share for the second quarter of fiscal year 2003. Diluted EPS increased 15% to $0.70 for the first six months of fiscal year 2004 from $0.61 for the first six months of fiscal year 2003. The Company also announced that its Board of Directors declared a quarterly cash dividend to shareholders of $0.13 per share, payable on November 18, 2003, to all shareholders of record as of November 4, 2003.

Net income was $5.9 million for the second quarter of fiscal year 2004, an increase of $276,000, or 5%, from $5.6 million for the second quarter of fiscal year 2003. For the first six months of fiscal year 2004, net income was $12.2 million, an increase of $2.1 million, or 21%, from $10.1 million for the first six months of fiscal year 2003.

On October 7, 2003, the Company announced that it had reached a definitive agreement to be acquired by Webster Financial Corporation (NYSE:WBS) ("Webster"), headquartered in Waterbury, Connecticut. Webster is the holding company for Webster Bank. Pursuant to the agreement, First Federal Bank of America will be merged with and into Webster Bank, and the Company's outstanding common stock will be exchanged for a combination of Webster stock and cash. The transaction is valued at approximately $465 million, or $24.50 per common share of the Company's stock, payable 60% in Webster stock and 40% in cash. Following consummation of the merger, the combined bank will rank as the 46th largest in the United States, with $16 billion in assets, market capitalization of $2.2 billion and a 141-branch retail footprint in Connecticut, Massachusetts and Rhode Island. The transaction, which is subject to approval by regulatory authorities and the Company's shareholders, is expected to close in the first quarter of calendar year 2004.

The Company's Chairman, President and Chief Executive Officer, Robert F. Stoico stated, "We are very pleased to report strong earnings for the second quarter, and for the first half, of our fiscal year. Our balance sheet remains solid, we continue to experience growth in most product lines, and mortgage banking activity was again robust during the quarter. We are also very excited about our pending merger with Webster. We believe that the growth opportunities will be significant for the expanded franchise in Southern New England."

Net interest income before provision for loan losses increased $1.6 million, or 11%, to $16.7 million for the second quarter of fiscal year 2004 from $15.1 million for the second quarter of fiscal year 2003. The net interest rate spread and net interest margin were 2.37% and 2.58%, respectively, for the second quarter of fiscal year 2004, compared to 2.49% and 2.71%, respectively, for the second quarter of fiscal year 2003. For the first six months of fiscal year 2004, net interest income before provision for loan losses increased $2.9 million, or 10%, to $31.6 million for the first six months of fiscal year 2004 from $28.7 million for the first six months of fiscal year 2003. The net interest rate spread and net interest margin were 2.34% and 2.59%, respectively, for the first six months of fiscal year 2004, compared to 2.46% and 2.67%, respectively, for the first six months of fiscal year 2003. The increases in net interest income were due primarily to growth in loans receivable, net, and mortgage loans held for sale, as funded principally by increases in deposits. The decreases in the net interest rate spread and net interest margin reflected declines in market interest rates, with reductions in the Company's interest yields on interest-earning assets exceeding the reductions in its interest costs on interest-bearing liabilities.

The Company's provision for loan losses was $125,000 for the second quarter of fiscal year 2004, compared to $150,000 for the second quarter of fiscal year 2003. For the first six months of fiscal year 2004, the provision for loan losses was $375,000, compared to $250,000 for the first six months of fiscal year 2003. These provisions were based primarily on management's assessment of several key factors, including portfolio growth and composition changes, internal loan review classifications, and current economic conditions. The allowance for loan losses was $19.3 million, or 1.41% of loans receivable at September 30, 2003, compared to $19.3 million, or 1.53% of loans receivable, at March 31, 2003. Non-performing loans decreased to $1.5 million, or 0.11% of loans receivable, at September 30, 2003, from $3.3 million, or 0.26% of loans receivable, at March 31, 2003. Non-performing assets decreased to $1.7 million, or 0.07% of total assets, at September 30, 2003, from $3.5 million, or 0.14% of total assets, at March 31, 2003.

Non-interest income increased $2.7 million, or 31%, to $11.6 million for the second quarter of fiscal year 2004 from $8.8 million for the second quarter of fiscal year 2003, due primarily to increases of $2.2 million in loan servicing income, and $386,000 in gain on sale of investment securities available for sale, partially offset by a decrease of $394,000 in gain on sale of mortgage loans. For the first six months of fiscal year 2004, non-interest income increased $7.9 million, or 46%, to $24.9 million from $17.0 million for the first six months of fiscal year 2003, due primarily to increases of $1.0 million in loan servicing income, $5.1 million in gain on sale of mortgage loans, and $567,000 in gain on sale of investment securities available for sale.

The decrease in gain on sale of mortgage loans for the second quarter was due primarily to changes in fair value of derivative instruments utilized in secondary market hedging activities, as required by Statement of Financial Accounting Standards No. 133, that resulted in a reduction to the gain of $1.8 million for the second quarter of fiscal year 2004, compared to an addition of $269,000 for the second quarter of fiscal year 2003. This $1.8 million reduction to the gain in the second quarter of fiscal year 2004 reflected fluctuations in market interest rates for mortgage loans and a decline in commitments to originate mortgage loans for sale that exceeds the decline in commitments to sell mortgage loans. The increase in gain on sale of mortgage loans for the first six months was due primarily to a higher volume of loans originated for sale, partially offset by changes in fair value of derivative instruments utilized in secondary market hedging activities that resulted in a reduction to the gain of $924,000 for first six months of fiscal year 2004, compared to an addition of $162,000 for the first six months of fiscal year 2003. In accordance with generally accepted accounting principles, the Company did not recognize $1.6 million of unrealized gains as of September 30, 2003 on mortgage loans held for sale that are carried at the lower of cost or market value.

The increase in loan servicing income for the second quarter was due primarily to a $1.2 million recovery of valuation allowance for mortgage servicing rights for the second quarter of fiscal year 2004, compared to a $1.2 million addition to the valuation allowance for the second quarter of fiscal year 2003. The increase in loan servicing income for the first six months was due primarily to a $1.4 million addition to the valuation allowance for the first quarter of fiscal year 2004 offset by the $1.2 million recovery for the second quarter of fiscal year 2004, compared to a $1.4 million addition to the valuation allowance for the first six months of fiscal year 2003. The valuation allowance adjustments were based on estimated impairment due to a combination of actual payoff experience and prepayment forecasts for the applicable periods, with the recovery in the second quarter of fiscal year 2004 resulting from an increase in the present value of the Company's mortgage servicing rights.

Non-interest expense increased $3.5 million, or 24%, to $18.1 million for the second quarter of fiscal year 2004 from $14.6 million for the second quarter of fiscal year 2003, due primarily to an increase of $3.0 million in compensation and benefits. For the first six months of fiscal year 2004, non-interest expense increased $6.6 million, or 23%, to $35.7 million from $29.1 million for the first six months of fiscal year 2003, due primarily to an increase of $5.3 million in compensation and benefits. The increases in compensation and benefits were due primarily to higher costs related to growth in mortgage originations, the net accounting impact of market price increases of FAB stock held by certain employee benefit plans, and higher employee health plan costs.

Income tax expense increased $555,000, or 15%, to $4.1 million for the second quarter of fiscal year 2004 from $3.6 million for the second quarter of fiscal year 2003. For the first six months of fiscal year 2004, income tax expense increased $2.0 million, or 31%, to $8.3 million from $6.3 million for the first six months of fiscal year 2003. These increases were due primarily to increased income before income tax expense. The Company's effective tax rate increased to 40.5% for the first six months of fiscal year 2004 from 38.6% for the first six months of fiscal year 2003.

Total assets increased $97.8 million, or 4%, to $2.512 billion at September 30, 2003 from $2.414 billion at March 31, 2003, due primarily to an increase of $108.0 million in loans receivable, net. The 9% increase in loans receivable, net, to $1.349 billion at September 30, 2003, included increases of $61.2 million, or 9%, in the mortgage portfolio due primarily to the origination and retention of certain adjustable-rate and fixed-rate mortgage loans with terms of 15 years or less, $14.8 million, or 3%, in the commercial portfolio and $32.0 million, or 17%, in the consumer portfolio.

Balance sheet growth during the first six months of fiscal year 2004 was primarily funded by an increase of $107.5 million in deposit balances. The 8% increase in deposits, to $1.535 billion at September 30, 2003, included increases in demand deposits of $61.7 million, or 11%, savings deposits of $27.1 million, or 9%, and time deposits of $19 million, or 3%. The Company's demand and savings accounts, or core deposits, were 61.8% of total deposits at September 30, 2003, compared to 60.3% at March 31, 2003.

For the first six months of fiscal year 2004, mortgage originations totaled $2.301 billion, including $1.591 million of mortgage originations by PMC. During this time, $1.969 billion of mortgage loans were sold in the secondary market, including $1.530 million sold servicing released by PMC. Total loans serviced for others decreased $149.4 million, or 11%, to $1.263 billion at September 30, 2003 from $1.412 billion at March 31, 2003. Mortgage servicing rights, net of the valuation allowance, increased $1.7 million, or 29%, to $7.7 million at September 30, 2003, from $6.0 million at March 31, 2003. The valuation allowance related to the impairment of mortgage servicing rights decreased $1.1 million to $2.1 million at September 30, 2003, from $3.1 million at March 31, 2003, due to a valuation recovery of $1.2 million during the second quarter of fiscal year 2004 and a write-down of $1.2 million for permanent impairment during the first quarter of fiscal year 2004, less an addition for estimated impairment of $1.4 million during the first quarter of fiscal year 2004. Mortgage servicing rights were 0.61% of loans serviced for others at September 30, 2003, compared to 0.42% at March 31, 2003.

Total stockholders' equity increased $5.5 million, or 3%, to $198.5 million at September 30, 2003, from $193.1 million at March 31, 2003. The increase was due primarily to $12.2 million in net income and a $3.0 million increase from common shares issued for stock options exercised, partially offset by $4.0 million in dividends paid to stockholders and a $6.7 million decrease in the fair market value of available for sale securities, net of tax. Stockholders' equity to assets was 7.90% at September 30, 2003, compared to 8.00% at March 31, 2003. Book value per share increased to $11.66 at September 30, 2003 from $11.63 at March 31, 2003. Tangible book value per share increased to $8.57 at September 30, 2003 from $8.40 at March 31, 2003. Market price per share increased $8.10, or 58%, to $22.10 at September 30, 2003 from $14.00 at March 31, 2003.

As of September 30, 2003, the Company had repurchased 360,616 shares of Company stock at an average price of $7.09 per share, or 56% of the 640,056 shares authorized for repurchase under the Company's seventh stock repurchase program announced on September 29, 2000. There was no stock repurchase activity during the first six months of fiscal year 2004. The Company has repurchased 4,973,806 shares since May 15, 1998.

At September 30, 2003, the Company's subsidiary, First Federal Savings Bank of America, continued to exceed all regulatory capital requirements. Regulatory capital, which is comprised of core capital, risk-based capital, and Tier I risk-based capital, amounted to approximately $155.1 million, $167.5 million, and $155.1 million, respectively. The core capital, risk-based capital, and Tier I risk-based capital ratios were 6.33%, 11.35%, and 10.18%, respectively, compared to the minimum ratios required to be deemed adequately capitalized of 4.0%, 8.0%, and 4.0%, respectively, and the minimum ratios required to be deemed well capitalized of 5.0%, 10.0%, and 6.0%, respectively.

FIRSTFED AMERICA BANCORP, INC. is a $2.5 billion financial services company offering a wide range of financial products through its subsidiaries. FIRST FEDERAL SAVINGS BANK OF AMERICA has 26 banking offices throughout Southeastern Massachusetts and Rhode Island, offers online banking through FIRSTFEDonline at www.firstfedamerica.com and has five loan origination centers serving Massachusetts, Rhode Island and Connecticut. PEOPLE'S MORTGAGE CORPORATION, a subsidiary of FIRST FEDERAL SAVINGS BANK OF AMERICA, provides mortgage and consumer loans through nine locations in New England and the Mid-Atlantic Region. Through FIRSTFED INSURANCE AGENCY, LLC, which is licensed in Massachusetts, Rhode Island and Connecticut, the Company also sells insurance products at all of its locations and via www.firstfedinsurance.com. FIRSTFED TRUST COMPANY, N.A. offers comprehensive trust, estate, and investment management products and services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the acquisition by Webster, including future business opportunities and financial results, and the companies' intentions with respect to the combined company. These forward-looking statements are based upon current beliefs and expectations and are subject to business, economic and other uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from the anticipated results as a result of various factors, including among others:
(1) the failure to successfully integrate the two companies' businesses, or to integrate them in a timely manner; (2) the failure to achieve anticipated cost savings, or to achieve such savings in a timely manner; (3) costs, customer loss and business disruption in connection with the acquisition or the integration of our companies may be greater than expected; (4) failure to obtain governmental approvals without adverse regulatory conditions; (5) risks associated with the proposed balance sheet deleveraging; (6) difficulties associated with achieving expected future financial results; and (7) failure of the Company's stockholders to approve the acquisition. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements, including those relating to the businesses of Webster and the

Company generally, are discussed in Webster's and the Company's reports filed with the SEC (accessible on the SEC website at http://www.sec.gov, on Webster's website at http://websteronline.com and on the Company's website at http://www.firstfedamerica.com). Webster and the Company do not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

The proposed transaction will be submitted to the Company's stockholders for their consideration. Webster and the Company will file with the SEC a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Stockholders of the Company are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Webster and the Company, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can be obtained, without charge, by directing a request to Terrence K. Mangan, Senior Vice President/Investor Relations, Webster Financial Corporation, Webster Plaza, Waterbury, CT 06702 (203) 578-2318 or to Edward A. Hjerpe, Executive Vice President, Chief Operating Officer and Chief Financial Officer, FIRSTFED AMERICA BANCORP, INC., ONE FIRSTFED PARK, Swansea, MA 02777 (508) 679-8181.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the merger. Information about the directors and executive officers of the Company and their ownership of the Company common stock is set forth in the proxy statement, dated June 26, 2003, for the Company's 2003 annual meeting of stockholders, as filed with the SEC on a Schedule 14A. Additional information regarding the interests of such participants may be obtained by reading the proxy statement/prospectus when it becomes available.

Contact:
Philip G. Campbell, VP-Investor Relations
(508) 679-8181 ext. 1361
Edward A. Hjerpe, EVP/COO and CFO
(508) 679-8181 ext. 1505

Please note: Certain amounts previously reported have been reclassified to conform to the presentation in the following financial statements. The numbers of shares and per share amounts have been retroactively restated to reflect the 2-for-1 stock split declared on June 26, 2003.

FIRSTFED AMERICA BANCORP, INC.
Consolidated Balance Sheets
-------------------------------------------------

                                                       September 30,  March 31,
                                                           2003         2003
                                                  ------------------------------
                                                             (In thousands)

Assets:
Cash on hand and due from banks                       $    37,810   $    53,529
Short-term investments                                          0         2,000
                                                     ------------   ------------
     Total cash and cash equivalents                       37,810        55,529
Mortgage loans held for sale                              272,110       245,745
Investment securities available for sale                   15,737        22,730
Mortgage-backed securities available for sale             612,021       634,965
Mortgage-backed securities held to maturity                   823           934
Stock in FHLB of Boston                                    58,433        58,433
Loans receivable, net
     Mortgages                                            710,627       649,453
     Commercial                                           440,777       425,929
     Consumer                                             217,273       185,284
     Allowance for loan losses                            (19,318)      (19,335)
                                                     ------------   ------------
        Total loans receivable, net                     1,349,359     1,241,331
Accrued interest receivable                                 8,487         7,588
Mortgage servicing rights                                   7,679         5,971
Office properties and equipment, net                       37,255        38,298
Bank-owned life insurance                                  38,383        37,513
Goodwill and other intangible assets                       52,553        53,659
Prepaid expenses and other assets                          21,646        11,782
     Total assets                                     $ 2,512,296   $ 2,414,478
                                                     ============   ============

Liabilities and stockholders' equity:
Deposits
     Demand                                           $   634,996   $   573,344
     Savings                                              313,807       286,719
     Time                                                 585,842       567,044
                                                     ------------   ------------
        Total deposits                                  1,534,645     1,427,107
FHLB advances and other borrowings                        708,001       712,253
Company obligated, mandatorily redeemable securities       11,232        11,324
Advance payments by borrowers for taxes and insurance       6,667         5,974
Accrued interest payable                                    3,495         3,607
Other liabilities                                          49,719        61,129
                                                     ------------   ------------
     Total liabilities                                  2,313,759     2,221,394
                                                     ============   ============
Common stock                                                  220           216
Additional paid-in capital                                129,117       125,198
Retained earnings                                         105,294        97,100
Accumulated other comprehensive income                      3,120         9,777
Unallocated ESOP shares                                    (1,549)       (1,549)
Unearned stock incentive plan                                 (39)         (112)
Treasury stock                                            (37,626)      (37,546)
                                                     ------------   ------------
     Total stockholders' equity                           198,537       193,084
                                                     ------------   ------------
     Total liabilities and stockholders' equity       $ 2,512,296   $ 2,414,478
                                                     ============   ============

FIRSTFED AMERICA BANCORP, INC.
Consolidated Statements of Operations
----------------------------------------------

                                                             For the Three Months Ended        For the Six Months Ended
                                                                  September 30,                      September 30,
                                                           -----------------------------       -------------------------
                                                                2003            2002               2003         2002
                                                           --------------  -------------       ----------   ------------
                                                                  (Dollars in thousands, except per share data)
Interest and dividend income:

     Loans                                                   $    24,315   $     21,575      $    46,395   $    42,443
     Mortgage-backed securities                                    6,135         10,011           12,452        18,940
     Investment securities                                           265            824              573         2,169
     Federal Home Loan Bank stock                                    449            553              908         1,099
                                                             -----------   ------------      -----------   ------------
        Total interest and dividend income                        31,164         32,963           60,328        64,651
                                                             -----------   ------------      -----------   ------------
Interest expense:
     Deposits                                                      5,596          7,289           11,434        14,856
     Borrowed funds                                                8,835         10,547           17,266        21,064
                                                             -----------   ------------      -----------   ------------
        Total interest expense                                    14,431         17,836           28,700        35,920
                                                             -----------   ------------      -----------   ------------
        Net interest income before provision for loan losses      16,733         15,127           31,628        28,731
Provision for loan losses                                            125            150              375           250
                                                             -----------   ------------      -----------   ------------
        Net interest income after provision for loan lossses      16,608         14,977           31,253        28,481
                                                             -----------   ------------      -----------   ------------
Non-interest income:
     Service charges on deposit accounts                             875            621            1,733         1,294
     Trust fee income                                                406            352              777           713
     Loan servicing income (expense)                               1,251           (915)             146          (869)
     Insurance commission income                                     367            230              667           439
     Earnings on Bank-Owned Life Insurance                           426            480              870           963
     Gain on sale of mortgage loans, net                           6,917          7,311           16,615        11,564
     Gain on sale of investment securities available for sale        426             40            2,138         1,571
     Other income                                                    886            705            1,965         1,342
                                                             -----------   ------------      -----------   ------------
        Total non-interest income                                 11,554          8,824           24,911        17,017
                                                             -----------   ------------      -----------   ------------
Non-interest expense:
     Compensation and benefits                                    11,664          8,648           22,398        17,057
     Office occupancy and equipment                                2,122          2,099            4,314         4,063
     Data processing                                                 680            697            1,305         1,650
     Advertising and business promotion                              359            199              782           391
     Amortization of intangible assets                               553            607            1,106         1,214
     Other expense                                                 2,725          2,323            5,769         4,694
                                                             -----------   ------------      -----------   ------------
        Total non-interest expense                                18,103         14,573           35,674        29,069
                                                             -----------   ------------      -----------   ------------
        Income before income tax expense                          10,059          9,228           20,490        16,429
Income tax expense                                                 4,136          3,581            8,308         6,348
                                                             -----------   ------------      -----------   ------------
        Net income                                           $     5,923    $     5,647      $    12,182   $    10,081
                                                             ===========   ============      ===========   ============

Basic earnings per share                                     $      0.35    $      0.35      $      0.72   $      0.63
                                                             ===========   ============      ===========   ============
Diluted earnings per share                                   $      0.34    $      0.34      $      0.70   $      0.61

                                                             ===========   ============      ===========   ============
Weighted average shares outstanding - basic                   16,971,748     16,030,796       16,883,854    15,892,666
                                                             ===========   ============      ===========   ============
Weighted average shares outstanding - diluted                 17,611,405     16,541,746       17,460,434    16,424,396
                                                             ===========   ============      ===========   ============


FIRSTFED AMERICA BANCORP, INC.
Selected Financial Highlights
---------------------------------------------
                                                                 At or for the Three Months Ended     At or for the Six Months Ended
                                                                ------------------------------------- ------------------------------
                                                                September 30,  March 31,   September 30, September 30, September 30,
                                                                    2003          2003        2002            2003          2002
                                                                -------------  ----------- ------------- ------------- -------------
                                                                            (Dollars in thousands, except per share data)
Operating and Performance Ratios (annualized):
     Return on average stockholders' equity                         11.52%        12.82%       12.65%       1 2.17%        12.02%
     Return on average assets                                        0.85%         1.01%        0.92%         0.92%         0.85%
     Stockholders' equity to total assets                            7.90%         8.00%        7.06%         7.90%         7.06%
     Net interest rate spread                                        2.37%         2.03%        2.49%         2.34%         2.46%
     Net interest margin                                             2.58%         2.45%        2.71%         2.59%         2.67%
     Effective tax rate                                             41.12%        39.53%       38.81%        40.55%        38.64%
     Regulatory Capital Ratios (Bank only):
        Core                                                         6.33%         6.08%        5.36%         6.33%         5.36%
        Risk-based                                                  11.35%        11.02%       10.73%        11.35%        10.73%
        Tier 1 risk-based                                           10.18%         9.85%        9.57%        10.18%         9.57%

Asset Quality:
     Non-performing loans                                          $ 1,463       $ 3,305      $ 3,320       $ 1,463       $ 3,320
     Non-performing assets                                         $ 1,657       $ 3,499      $ 3,370       $ 1,657       $ 3,370
     Allowance for loan losses                                     $19,318       $19,335      $19,321       $19,318       $19,321
     Non-performing loans as a percent of loans (1)                  0.11%         0.26%        0.29%         0.11%         0.29%
     Non-performing assets as a percent of total assets              0.07%         0.14%        0.13%         0.07%         0.13%
     Allowance for loan losses as a percent of non-performing loans  1320%          585%         582%         1320%          582%
     Allowance for loan losses as percent of loans receivable        1.41%         1.53%        1.67%         1.41%         1.67%

Share Related:
     Book value per share                                          $ 11.66       $ 11.63      $ 10.96       $ 11.66       $ 10.96
     Tangible book value per share                                 $  8.57       $  8.40      $  7.58       $  8.57       $  7.58
     Market value per share                                        $ 22.10       $ 14.00      $ 12.05       $ 22.10       $ 12.05
     Shares outstanding (2)                                     17,028,040 (A)16,604,902(B)16,240,642 (C)17,028,040 (A)16,240,642(C)

Mortgage Origination and Servicing:
     Mortgage originations                                     $ 1,152,636   $   937,518  $   769,028   $ 2,300,947   $ 1,201,642
     Loans serviced for others                                 $ 1,262,813   $ 1,412,177  $ 1,541,510   $ 1,262,813   $ 1,541,510

Trust Assets Under Administration:
     Number of accounts                                                191           178          168           191           168
     Market value of assets                                      $ 520,000     $ 473,700    $ 466,600     $ 520,000     $ 466,600


(1)  Loans include loans receivable, net, excluding allowance for loan losses.
(2A) Based upon total shares issued at IPO (17,414,304) plus shares issued for the People's merger (3,791,288) and stock options exercised (776,017), less unearned ESOP shares (193,931), unreleased 1997 Stock-based Incentive Plan shares (3,728), shares repurchased (4,568,946), and shares held in certain employee benefit plans (186,964).
(2B) Based upon total shares issued at IPO (17,414,304) plus shares issued for the People's merger (3,791,288) and stock options exercised (432,088), less unearned ESOP shares (271,588), unreleased 1997 Stock-based Incentive Plan shares (10,676), shares repurchased (4,568,946), and shares held in certain employee benefit plans (181,568).
(2C) Based upon total shares issued at IPO (17,414,304) plus shares issued for the People's merger (3,971,288) and stock options exercised (145,662), less unearned ESOP shares (348,822), unreleased 1997 Stock-based Incentive Plan shares (11,274), shares repurchased (4,568,946), and shares held in certain employee benefit plans (181,568).